Exhibit 1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D with respect to the Common Stock, par value $0.0001 per share, of Post Holdings Partnering Corporation, dated as of June 3, 2021, is, and any amendments thereto (including amendments on Schedule 13G) signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

PHPC SPONSOR, LLC

By:	/s/ Robert V. Vitale
	Name:	Robert V. Vitale
	Title:	President

POST HOLDINGS, INC.

By:	/s/ Diedre J. Gray
	Name:	Diedre J. Gray
	Title:	EVP, General Counsel and CAO, Secretary